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Exhibit 99.3

                       , 2010

KEMET CORPORATION

Tender for Exchanges of

10 1/2% Senior Exchange Notes due 2018
for Outstanding 10 1/2% Senior Notes due 2018
Regulation S Notes (CUSIP U48789 AB4 and ISIN USU48789AB48)
144A Notes (CUSIP 488360 AE8 and ISIN US488360AE88)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2010 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY KEMET CORPORATION IN ITS SOLE DISCRETION

To Brokers, Dealers, DTC Participants, Commercial Banks, Trust Companies and Other Nominees:

        Enclosed for your consideration is a prospectus, dated                        , 2010, of KEMET Corporation, a Delaware corporation (the "Issuer"), and a related letter of transmittal, that together constitute the Issuer's offer to exchange up to $230,000,000 of 10 1/2% Senior Exchange Notes due 2018 (together with the guarantees thereof, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), of the Issuer, for a like aggregate principal amount of 10 1/2% Senior Notes due 2018 (together with the guarantees thereof, the "Old Notes") of the Issuer.

        We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names.

        Enclosed herewith are copies of the following documents for forwarding to your clients:

        1.     The prospectus dated                        , 2010;

        2.     A letter of transmittal for your use and for the information of your clients;

        3.     A form of notice of guaranteed delivery to be used to accept the exchange offer if all required documents are not immediately available or if time will not permit all required documents to reach the exchange agent on or prior to the expiration date or if the procedure for book-entry transfer (including a properly transmitted agent's message) cannot be completed on a timely basis;

        4.     Instructions to a registered holder from the beneficial owner for obtaining your clients' instructions with regard to the exchange offer; and

        5.     A form of letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

        The Issuer will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the prospectus) in connection with the solicitation of tenders of outstanding notes pursuant to the exchange offer.

        Please refer to "Exchange Offer—Procedures for Tendering Old Notes" in the prospectus for a description of the procedures which must be followed to tender notes in the exchange offer.

        Any inquiries you may have with respect to the exchange offer may be directed to the exchange agent at (302) 636-6181 or at the address set forth on the cover of the letter of transmittal. Additional copies of the enclosed material may be obtained from the exchange agent.

Very truly yours,

KEMET Corporation

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99.3